Exhibit 10.2

Journal Communications, Inc.
Compensation Recoupment Policy

Defined Terms

For purpose of this policy, the following terms have the following meanings:

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Covered Executive” means any current or former Executive Officer of the Company.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

“Effective Date” means the effective date of this policy which shall be January 1, 2011.

“Equity Award” means stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock-based awards granted, vested or accrued under any Company plan or agreement and payable in Shares.

“Executive Officer” means an officer as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended; provided that when Securities and Exchange Commission issues final rule implementing Section 954 of the Dodd Frank Act, the term “Executive Officer” as used herein shall have the definition assigned the term “executive officer” in such final rule.

“Non-Equity Incentive Compensation” means any variable cash compensation paid to a Covered Executive, wholly or partly based on publicly reported financial information related to the Company or one or more of its subsidiaries.

“Shares” means shares of common stock of the Company.

Compensation Recoupment Policy

It is the policy of the Company that, in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the U.S. securities laws, the Company shall, to the extent permitted by governing law, require reimbursement of compensation (in an amount described below) from each Covered Executive who, at any time after the Effective Date and during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, (i) received payment of Non-Equity Incentive Compensation, or (ii) realized compensation from Equity Awards, in either case based on the erroneous financial data, regardless of whether the Covered Executive engaged in misconduct or otherwise caused or contributed to the requirement for the restatement.

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The amount of any such Non-Equity Incentive Compensation to be recovered shall be equal to the excess, if determinable, of (i) the amount paid to the Covered Executive calculated by reference to the erroneous financial data, over (ii) the amount that would have been paid to the Covered Executive calculated by reference to the corrected financial data.

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For purposes of any such Equity Awards earned based on the erroneous data, the amount to be recovered shall be equal to the excess, if determinable, of (i) the number of Shares (or equivalent value) earned by the Covered Executive calculated by reference to the erroneous financial data, over (ii) the number of Shares (or equivalent value) that would have been earned by the Covered Executive calculated by reference to the corrected financial data, or such other recovery calculation as may hereafter be specified in final regulations issued by the Securities and Exchange Commission under the Dodd Frank Act.

General

1.            These rights to recoupment are in addition to any other rights that the Company may have against any Covered Executive, including any remedies at law or in equity.  Application of this policy does not preclude the Company from taking any other action to enforce a Covered Executive’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

2.            Notwithstanding anything in this policy to the contrary, it is intended that the policy be administered in a manner that will comply with applicable law and securities exchange listing requirements, such as Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Act.  The Compensation Committee is authorized to adopt amendments to this policy, as well as rules and procedures deemed necessary or appropriate to comply with such laws and the regulations thereunder.

3.            This policy shall be administered by the Compensation Committee, which shall have sole discretion as to when and how to seek recovery from a Covered Executive.  Recovery may be obtained by reducing future incentive compensation, cancelling outstanding incentive compensation or by seeking repayment of incentive compensation paid to the Covered Executive (including the proceeds of the sale of any Shares received as incentive compensation).  All actions by the Compensation Committee to recover compensation under this policy shall be taken in accordance with applicable law.

4.            This policy shall apply only to Equity Awards or awards for Non-Equity Incentive Compensation granted on or after the Effective Date.

5.            The Company shall take all appropriate steps to inform Covered Executives of this policy, so that such policy shall be enforceable to the fullest extent legally permissible. These steps may include, but not be limited to providing that this policy shall be acknowledged annually by Covered Executives, and incorporating the terms of this policy into the terms of any incentive plan or incentive award agreement applicable to Covered Executives.